Exhibit 23.10

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 30, 2000 relating to the combined financial statements of Eureka Global Teleconferencing Services GmbH and Telechoice Deutschland Gmbh, which appears in the Proxy Statement/Prospectus that is incorporated by reference in and made a part of the Registration Statement on Form F-4 of Genesys S.A. filed pursuant to Rule 462(b) under the Securities Act of 1933 relating to its Registration Statement on Form F-4 (no. 333-55392) for the registration of its ordinary shares.

Frankfurt/Main, March 23, 2001

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschafsprufunggsgsellschaft

/s/ P. Fuss             /s/ N. Devin
Wirtschaftsprufer       Wirtschaftsprufer